EXHIBIT 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Debra P. Crawford	Lippert/Heilshorn & Associates, Inc.
Chief Financial Officer	Jody Cain (jcain@lhai.com)
(858) 314-5708	Mariann Ohanesian (mohanesian@lhai.com)
(310) 691-7100
For Immediate Release
SANTARUS REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS
Conference call to begin Today at 5:00 p.m. Eastern Time
SAN DIEGO (August 8, 2006) — Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company focused on therapies for gastrointestinal diseases and disorders, today reported financial and operating results for the quarter ended June 30, 2006. Key financial results for the second quarter of 2006 included:
•	Total second quarter revenue of $9.4 million

•	Net product sales of $8.7 million, compared with net product sales of $3.1 million in the prior year period and $5.8 million in the first quarter of 2006

•	Net loss of $16.7 million, or $0.36 per share, a decrease of $3.2 million compared with $19.9 million in net loss in the first quarter of 2006
“We have made good progress since the commercial launch of ZEGERID® Capsules in late March,” said Gerald T. Proehl, president and chief executive officer of Santarus. “Product sales in the second quarter grew approximately 180 percent over the prior year period, and 50 percent compared with the first quarter of this year. While we continue to invest in launch activities, we also continue to closely manage our expenses, which resulted in an improved bottom line for the quarter.”
Second Quarter 2006 Financial Results
Net product sales were $8.7 million in the second quarter of 2006 and consisted of sales of ZEGERID Capsules and ZEGERID Powder for Oral Suspension. Net product sales were $3.1 million in the second quarter of 2005 and consisted of sales of ZEGERID Powder for Oral Suspension. Product sales are recognized net of allowances for product returns, contractual allowances and other discounts.
Total revenues for the second quarter of 2006 were $9.4 million, consisting of $8.7 million in net product sales and $715,000 in co-promotion revenue from the amortization of a $15.0 million upfront payment received from Otsuka America Pharmaceutical, Inc. (Otsuka America) in October 2004. Revenues in the second quarter of 2005 were $3.8 million, consisting of $3.1 million in net product sales and $715,000 in co-promotion revenue from the amortization of the Otsuka America upfront payment.
Santarus reported a net loss of $16.7 million, or $0.36 per share, for the second quarter of 2006, compared to a net loss of $19.5 million, or $0.54 per share, for the second quarter of 2005. The 2006 second quarter results included approximately $2.4 million, or $0.05 per share, in stock-based compensation expense.

Effective January 1, 2006, the company adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS No. 123(R)) using the modified prospective transition method. Under this transition method, Santarus is not adjusting its historical financial statements to reflect the impact of SFAS No. 123(R) stock-based compensation expense.
The cost of sales was $1.4 million for the second quarter of 2006 and $506,000 for the second quarter of 2005, or approximately 16% of net product sales in each quarter.
Santarus reported license fees and royalties of $1.2 million in the second quarter of 2006 and $432,000 in the second quarter of 2005, both of which consisted of royalties payable to the University of Missouri and to Otsuka America based on net product sales.
Research and development expenses for the second quarter of 2006 were $1.7 million versus $2.5 million in the second quarter of 2005. The lower expenses in the second quarter of 2006 reflect a decrease in manufacturing development activities associated with ZEGERID with Magnesium Hydroxide Chewable Tablets and lower compensation costs associated with a decrease in research and development personnel.
Selling, general and administrative expenses were $22.4 million for the second quarter of 2006 and $20.4 million for the second quarter of 2005. The increase in selling, general and administrative expenses was primarily attributable to approximately $1.7 million of additional stock-based compensation expense and increased promotional costs for the launch of ZEGERID Capsules.
For the six months ended June 30, 2006, the company reported revenues of $15.9 million, consisting of $14.5 million in net product sales and $1.4 million in co-promotion revenue from the amortization of the $15.0 million upfront payment received from Otsuka America. This compares with total revenues of $16.0 million for the first half of 2005, consisting of $4.5 million in net product sales, $1.4 million in co-promotion revenue and a $10.0 million milestone payment received from TAP Pharmaceutical Products, Inc. in February 2005 under a sublicense agreement that was subsequently terminated in March 2006.
Santarus reported a net loss of $36.6 million, or $0.80 per share, for the first six months of 2006, compared with a net loss of $33.1 million, or $0.91 per share, for the first six months of 2005. The results for the first six months of 2006 included approximately $4.8 million, or $0.11 per share, in stock-based compensation expense.
As of June 30, 2006, Santarus had cash, cash equivalents and short-term investments of $54.5 million, a decrease of $14.9 million compared with $69.4 million as of December 31, 2005. This decrease resulted primarily from the company’s net loss for the six months ended June 30, 2006, offset in part by net proceeds of approximately $16.4 million from two draw downs under the committed equity financing facility (CEFF) entered into in February 2006 with Kingsbridge Capital Limited, a private investment group. Under the CEFF, the company may be able to sell up to the lesser of an additional $58.4 million or 6,128,296 shares of common stock, subject to certain conditions, over the remaining 30-month term of the facility. The CEFF is designed to allow Santarus to raise capital, at its discretion, to support Santarus’ corporate activities.
Additional Business Highlights
•	The number of physicians prescribing ZEGERID products on a weekly basis increased to approximately 3,700 in mid-July, up from approximately 2,000 physicians at the time of the launch of ZEGERID Capsules in late March.

•	Santarus has recently negotiated improved formulary positions in certain key managed health care plans which have the potential to positively impact prescriptions for ZEGERID products in the latter part of the year and in 2007.

•	An additional indication of progress in managed care contracting is that average copays for ZEGERID products have declined from $32.00 per monthly prescription in January to $27.00 per prescription in June.

•	Data from a Phase IV clinical study presented at the Digestive Disease Week meeting in May further support the effectiveness of ZEGERID Powder for Oral Suspension in controlling nocturnal acid breakthrough. In this study, patients treated over seven days experienced fewer episodes of nocturnal acid breakthrough with immediate-release ZEGERID than when treated over seven days with delayed-release proton pump inhibitors (PPIs), Nexium® and Prevacid®, with statistical significance.

•	Santarus announced in early August that it had obtained a three-year $20 million revolving line of credit with Comerica Bank for working capital and general corporate purposes.
Conference Call
Santarus has scheduled an investor conference call regarding this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) today, August 8, 2006. Individuals interested in participating in the call may do so by dialing 888-803-8275 for domestic callers, or 706-643-7736 for international callers. A telephone replay will be available for 48 hours following conclusion of the call by dialing 800-642-1687 for domestic callers, or 706-645-9291 for international callers, and entering reservation code 2848484. The live conference call also will be available via the Internet by visiting the Investor Relations section of the company’s Web site at www.santarus.com, and a recording of the call will be available on the company’s Web site for 14 days following the completion of the call.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that treat gastrointestinal diseases and disorders and enhance the quality of life for patients. The company’s products are immediate-release formulations of omeprazole, a widely prescribed PPI. The company’s marketed products include ZEGERID® Capsules (launched in late March 2006) and ZEGERID Powder for Oral Suspension. Santarus received U.S. Food and Drug Administration approval for its third dosage form, ZEGERID with Magnesium Hydroxide Chewable Tablets, in March 2006. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to drive increased market demand for, and generate increased sales of, ZEGERID Capsules, ZEGERID Powder for Oral Suspension and any other products that may be marketed; Santarus’ ability to obtain and maintain favorable reimbursement from managed care organizations and other third party payors for its ZEGERID products and any other products that may be marketed; the scope and validity of patent protection for Santarus’ products and Santarus’ ability to commercialize its products without infringing the patent rights of others; unexpected adverse side effects or inadequate therapeutic efficacy of Santarus’ products that could delay or prevent product development or commercialization, or that could result in recalls or product liability claims; competition from other pharmaceutical or biotechnology companies; other difficulties or delays relating to the development, testing, manufacturing and marketing of Santarus’ products; Santarus’ ability to obtain additional financing as needed to support its operations; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and

Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
[Tables to Follow]

Santarus, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	June 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents and short-term investments	$54,459	$69,367
Accounts receivable, net	8,534	2,663
Inventories, net	3,451	3,133
Other current assets	1,361	1,253

Total current assets	67,805	76,416
Long-term restricted cash	1,700	1,950
Property and equipment, net	463	617
Other assets	827	952

Total assets	$70,795	$79,935

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued liabilities	$13,102	$9,485
Allowance for product returns	6,971	4,464
Current portion of deferred revenue	2,857	2,857
Current portion of long-term debt	—	38

Total current liabilities	22,930	16,844
Deferred revenue, less current portion	7,143	8,571
Total stockholders’ equity	40,722	54,520

Total liabilities and stockholders’ equity	$70,795	$79,935

Santarus, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
Revenues:
Product sales, net	$8,678	$3,085	$14,468	$4,534
Sublicense and co-promotion revenue	715	715	1,429	11,429

Total revenues	9,393	3,800	15,897	15,963
Costs and expenses:
Cost of sales	1,421	506	2,352	764
License fees and royalties	1,215	432	2,025	2,135
Research and development	1,726	2,527	4,098	5,646
Selling, general and administrative	22,415	20,427	45,443	43,837

Total costs and expenses	26,777	23,892	53,918	52,382

Loss from operations	(17,384)	(20,092)	(38,021)	(36,419)
Interest and other income, net	711	549	1,423	3,309

Net loss	$(16,673)	$(19,543)	$(36,598)	$(33,110)

Basic and diluted net loss per share	$(0.36)	$(0.54)	$(0.80)	$(0.91)

Weighted average shares outstanding to calculate basic and diluted net loss per share	46,602,366	36,410,782	45,637,918	36,321,310